**CERTIFICATE OF INCORPORATION**

**OF**

**VR HOLDINGS, INC.**

1. The name of the corporation is:

VR Holdings, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is: Class A Common Stock 1,300,000 and the par value of $.10 amounting in the aggregate to $130,000; Class B Common Stock 1,300,000 and the par value of $.10 amounting in the aggregate to $130,000; and Preferred Stock 1,000,000 and the par value of $.10 amounting in the aggregate to $100,000.

The following is a description of each class of stock with the designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof:

## COMMON STOCK

Except as hereinafter set forth. the Class A and Class B Common Stock shall be identical in all respects. The distinguishing characteristics of the Class A and Class B Common Stock are as follows:

1. The holders of Class A Common Stock shall be entitled to receive dividends in cash, property, or stock at such times and in such amounts as the board of Directors may from time to time lawfully determine.

2. Prior to January 1, 2000, no dividends payable in cash or property (other than stock of the Corporation) shall be declared or paid on Class B Common Stock and no dividends payable in stock of the Corporation shall be declared or paid on the Class B Common Stock except as hereinafter specifically provided. On and after January 1, 2000, each holder of a share of Class B Common Stock shall be entitled to receive dividends in cash, property or stock in amounts per share equal to, and at the same times as, any dividend paid on each share of Class A Common Stock.

3. Upon any liquidation of the corporation, voluntary or involuntary, each share of Class A Common Stock and Class B Common Stock shall, without distinction as to class of stock held, entitle the holders to an equal

share of the assets of the Corporation available for distribution to the holders of the Common Stock.

4. Except as otherwise specifically required by law, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to one vote per share held, without distinction as to class of stock held, on all matters submitted to a vote of the stockholders.

5. In the event that any dividend or other distribution shall be made on the Class A Common Stock payable in shares of Class A Common Stock, a dividend or distribution on the Class B Common Stock shall simultaneously be made in such amount that the number of outstanding shares of Class B Common Stock shall be increased as a result of the dividend or distribution in the same proportion as the number of outstanding shares of Class A Common Stock are increased as a result of the dividend or distribution thereon.

6. The shares of Class A Common Stock shall not be split up or subdivided, whether by stock distribution, reclassification, recapitalization or otherwise, so as to increase the number of shares thereof outstanding unless at the same time the shares of the Class B Common Stock are split up or subdivided so that the number of shares of that stock outstanding shall be proportionately increased.

The term "Common Stock" or "Common Stockholders" as used in this Certificate of Incorporation shall refer to both Class A and Class B Common Stock or Common Stockholders.

## PREFERRED STOCK

No stockholder of this Corporation shall sell, assign, transfer or otherwise dispose of any share or shares of Preferred Stock of this Corporation to any person, firm, corporation or association, nor shall the executor, administrator, trustee, assignee or other legal representative of a deceased stockholder sell, assign, transfer or otherwise dispose of any share or shares of Preferred Stock of this Corporation to any person, firm, corporation or association nor to any next of kin or legatee or legatees of any deceased stockholder without first offering said share or shares by notice in writing for sale to the Corporation at a price at which said stockholder has received a bona fide offer, and in the event no bona fide offer is made, then at the fair market value per share as determined by an independent valuation expert chosen by the Corporation's Board of Directors, plus an amount equal to all dividends declared thereon and remaining unpaid. The Corporation shall have the right to purchase the same by paying the purchase price at any time within sixty (60) days from the date of the notice. If the Corporation fails to repurchase all of the shares so offered for sale within sixty (60) days, the secretary of the Corporation shall thereupon be required to notify all holders of Common Stock of the Corporation, by written notice, that all or the remainder of such Preferred Stock as the case may be, is available for

purchase at the price determined as above provided, by paying the purchase price at any time within sixty (60) days from the date of such notice, by the Common Stockholders ratably in proportion to their respective holdings of Common Stock (without regard to the class of Common Stock owned). If the Corporation or the Common Stockholders shall fail or refuse to purchase all of said shares so offered for sale during the respective periods hereinabove indicated, the owner or holder thereof shall have the right to transfer such Preferred Shares to whomsoever he determines. The Common Stock of the Corporation shall not be subject to the foregoing restrictions on transfer.

The Preferred Stock shall not be entitled to vote except with respect to a proposed merger, consolidation or liquidation of the Corporation, or the sale, lease, exchange or other transfer of all or substantially all of the Corporation's property and assets, in which event the Preferred Stock shall vote as a class, separately from the Common Stock, and approval of any such transaction shall require the affirmative vote of the holders of at least two-thirds of all the issued and outstanding shares of Preferred Stock.

The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets of the Corporation available for dividends pursuant to the laws of the State of Delaware, preferential dividends at the rate of one per centum (1%) on the par value thereof, per annum and no more, payable annually, semi-annually or

The shares of Preferred Stock shall be convertible at any time after issue at the option of the record holder, in the manner hereinafter provided, into fully paid and nonassessable shares of Class B Common Stock of the Corporation at the rate of one (1) share of Class B Common Stock for each share of Preferred

quarterly on such dates as may be determined by the Board of Directors before any dividend shall be declared or paid upon or set apart for the Common Stock. Such dividends upon the Preferred Stock shall be non-cumulative. Whenever the full dividend upon the Preferred Stock at the rate of one per centum (1%) on the par value thereof shall have been paid or declared and a sum sufficient for the payment thereof set apart, dividends upon the Common Stock may be declared by the Board of Directors out of the remainder of the assets available therefor.

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of the Common Stock, to be paid ten cents ($.10) per share, together with a sum of money equivalent to the amount of any dividend declared thereon and remaining unpaid at the date of such liquidation, dissolution or winding up of the Corporation. After the making of such payments to the holders of the Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of the Common Stock alone, according to the number of shares held by each. If, upon such liquidation, dissolution or winding up, the assets of the Corporation distributable as aforesaid among the holders of the Preferred Stock shall be insufficient to permit the payment to them of said amount, the entire assets shall be distributed ratably among the holders of the Preferred Stock.

The shares of Preferred Stock shall be convertible at any time after issue at the option of the record holder, in the manner hereinafter provided, into fully paid and nonassessable shares of Class B Common Stock of the Corporation at the rate of one (1) share of Class B Common Stock for each share of Preferred Stock; provided, however, that such conversion right shall be conditional upon such holder executing and delivering, and agreeing to become bound by the terms of, that certain VR Holdings, Inc. Voting Trust Agreement dated as of November 6, 1998. No payment or adjustment shall be made for dividends accrued on any shares of Preferred Stock that shall be converted but all dividends accrued and unpaid on such shares of Preferred Stock up to the dividend payment date immediately preceding the date of conversion shall be payable to the converting shareholder. The dividend payment referred to in the immediately preceding sentence shall apply only to dividends which accrue after the effective date of this Certificate of Incorporation.

The conversion rate provided for above shall be subject to the following adjustments, the intention of which is to prevent the dilution of the percentage of issued and outstanding shares of Class A and Class B Common Stock (considered as a single class and assuming the conversion of all Preferred Stock into Class B Common Stock) owned by the holders of Preferred Stock upon such conversion:

(i) In case the Corporation shall declare and pay to the holders of the shares of Common Stock a dividend in shares of Common Stock, the conversion rate in effect immediately prior to the time fixed for the determination of shareholders entitled to such dividend shall be proportionately increased (adjusted to the nearest, or if there shall be no nearest then to the next lower, one-thousandth of a share of Class B Common Stock), such adjustment to become effective immediately after the time fixed for such determination.

(ii) In case the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the conversion rate in effect immediately prior to such subdivision or combination, as the case may be, shall be proportionately increased or decreased (adjusted to the nearest, or if there shall be no nearest then to the next lower, one-thousandth of a share of Class B Common Stock), as the case may require, such increase or decrease, as the case may be, to become effective when such subdivision or combination becomes effective.

(iii) In case of any reclassification or change of outstanding shares of Class B Common Stock or in case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the property of the Corporation, the holder of each share of Preferred Stock then outstanding shall have the right

thereafter, so long as the conversion right hereunder shall exist, to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Class B Common Stock of the Corporation into which such shares of Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation, merger, sale or conveyance, and shall have no other conversion rights under these provisions; provided, however, that effective provision shall be made, in the articles or certificate of incorporation of the resulting, surviving, or successor corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the shares of Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the shares of Preferred Stock remaining outstanding or other convertible preferred shares received by the holders in place; and provided further, that any such resulting, surviving or successor corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities, or property as the holders of the shares of Preferred Stock remaining outstanding, or other convertible preferred shares received by the holders in place, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided. In case securities or property other than shares of Class B Common Stock shall be issuable or deliverable upon conversion as stated, then all references in this paragraph shall be deemed to

apply, so far as appropriate and as nearly as may be, to such other securities or property. The subdivision or combination of shares of Class B Common Stock at any time outstanding into a greater or lesser number of shares of Class B Common Stock (whether with or without par value) shall not be deemed to be a reclassification of the common stock of the Corporation for the purposes of this subparagraph (iii).

(iv) Unless the holders of shares of the Preferred Stock shall be issued subscription rights or warrants on a reasonably equivalent basis, in case the Corporation shall issue to the holders of shares of any class of its stock subscription rights or warrants entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the average market price at the time fixed for determination of shareholders entitled to such subscription rights or warrants, the conversion rate in effect immediately prior to the time of the determination shall be increased (adjusted to the nearest, or if there shall be no nearest then to the next lower, one-thousandth of a share of Class B Common Stock) by multiplying the rate by a fraction the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the time of such determination and the number of additional shares of Common Stock so offered for subscription or purchase, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding at the time of such determination and the number of shares of Common Stock which the aggregate subscription price of the total number of shares so offered would purchase at the average

market price, such adjustment to become effective immediately after the time fixed for such determination; provided, however, that if such subscription rights or warrants shall have a term not exceeding 45 days and if any such subscription rights or warrants expire unexercised, then the conversion rate will be readjusted, effective immediately after the expiration of such term, to the conversion rate which would have obtained if such unexercised subscription rights or warrants had not been issued.

For the purposes of any computation under this subparagraph (iv) or subparagraph (v), the "average market price" per share of common stock shall be the fair market value per share as determined by an independent valuation expert chosen by the Corporation's Board of Directors.

(v) Unless the holders of shares of the Preferred Stock shall be distributed evidences of indebtedness or other assets on a reasonably equivalent basis, in case the Corporation shall distribute to the holders of the shares of Common Stock evidences of indebtedness of the Corporation or other assets of the Corporation (other than cash dividends to the extent paid from retained earnings, dividends in shares of common stock or subscription rights or warrants entitling them to subscribe for or purchase shares of common stock, but including securities convertible into capital stock of the Corporation), the conversion rate in effect immediately prior to the time fixed for determination of shareholders entitled to such distribution shall be increased (adjusted to the nearest, of if there shall be no

nearest then to the next lower, one-thousandth of a share of Common Stock) by multiplying said rate by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the time of such determination, and the denominator of which shall be the difference between the number of shares outstanding at the time of such determination and a number of shares of Common Stock having an aggregate average market price at the time of such determination equal to the fair value (as determined by the Board of Directors of the Corporation in good faith) of the evidences of indebtedness or other assets so distributed, such adjustment to become effective immediately after the time fixed for such determination.

Except as provided in the foregoing subparagraphs (i) through (v), there shall be no adjustments to the conversion rate set forth above.

In order to convert shares of Preferred stock into shares of Class B Common Stock, the holder shall surrender the certificate or certificates representing shares of Preferred Stock, duly endorsed to the Corporation or in blank, at the office of any transfer agent for the shares of Preferred Stock (or such other place as may be designated by the Corporation) and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state in writing the name or names in which the holder wishes the certificate or certificates for shares of Class B Common Stock to be issued. As a condition to such conversion, the holder shall be furnished with, and shall execute and deliver, that certain VR

Holdings, Inc. Voting Trust Agreement dated as of November 6, 1998. The Corporation shall, as soon as practicable thereafter, deliver at the office to such holder of shares of Preferred Stock or to such holder's nominee or nominees, a certificate or certificates for the number of full shares of Class B Common Stock to which such holder shall be entitled as stated and shall make appropriate payment in cash for any fractional shares. Shares of Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock on such date.

No fractions of shares of Class B Common Stock shall be issued upon conversion, but in lieu of such the Corporation shall adjust such fractional interest by payment to the holders of an amount in cash equal (computed to the nearest cent) to the same fraction of the average market price per share (as defined in subparagraph (iv) above) on the business day immediately preceding such conversion.

A number of authorized shares of Class B Common Stock sufficient to provide for the conversion of the shares of Preferred Stock outstanding upon the terms herein provided shall at all times be reserved for such conversion."

5. The name and mailing address of each incorporator is as follows:

| Name | Mailing Address |
|---|---|
| **M.A. Spencer** | **1209 Orange Street**<br>**Wilmington, Delaware 19801** |
| **C.L.Hughes** | **1209 Orange Street**<br>**Wilmington, Delaware 19801** |
| **G. D. Cooper** | **1209 Orange Street**<br>**Wilmington, Delaware 19801** |

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter

prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 2nd day of November, 1998.

M.A. Spencer

M. A. Spencer

C.L. Hughes

C.L. Hughes

G.D. Cooper

G.D. Cooper

*State of Delaware*

# *Office of the Secretary of State*

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "VR HOLDINGS, INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF NOVEMBER, A.D. 1998, AT 12:30 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

*Edward J. Freel, Secretary of State*

2958114 8100

981421301

AUTHENTICATION: 9384331

DATE: 11-02-98

# STATEMENT OF INCORPORATORS

# IN LIEU OF ORGANIZATION

# MEETING

# OF

# VR HOLDINGS, INC.

* * * * *

The certificate of incorporation of this corporation having been filed in the office of the Secretary of State, the undersigned, being all of the incorporators named in said certificate, do hereby state that the following actions were taken on this day for the purpose of organizing this corporation:

1. The following person was elected as a director to hold office until the first annual meeting of stockholders or until his successor is elected and qualified:

**Morton M. Lapides, Sr.**

2. That the sole director was authorized to make and adopt the by-laws of the corporation and, in his discretion, to issue the shares of the capital stock of this corporation to the full amount or number of shares authorized by the certificate of

incorporation, in such amounts and for such considerations as from time to time shall be determined by the board and as may be permitted by law.

Dated, November 2th, 1998.

M.A. Spencer

C. L. Hughes

G. D. Cooper